April 26, 1999


The Equitable Life Assurance
Society of the United States
1290 Avenue of the Americas
New York, New York 10104


     This opinion is furnished in connection with the Registration Statement on Form S-6, File No. 333-17639 ("Registration Statement") of Separate Account FP ("Separate Account FP") of The Equitable Life Assurance Society of the United States ("Equitable") covering an indefinite number of units of interest in Separate Account FP under IL Protector(SM) (policy form No. 96-400), flexible premium variable life insurance policies ("Policies"). Net premiums received under the Policies may be allocated to Separate Account FP as described in the Prospectuses included in the Registration Statement.

     I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the prospectus. In my opinion:

     1. The Illustration of Policy Benefits (Exhibit No. 9 to the Registration Statement) ("the Illustration") is consistent with the provisions of the Policies. The assumptions, upon which the Illustration is based, including the current cost of insurance and expense charges, are stated in the Prospectus and are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the Illustration, appear disproportionately more favorable to prospective purchasers of Policies for non-tobacco user preferred risk males age 40 than to prospective purchasers of Policies for males at other ages or in other underwriting classes or for females. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours


                                        /s/  Brian Lessing
                                        ---------------------------------
                                             Brian Lessing
                                             F.S.A., M.A.A.A.
                                             Vice President
                                             The Equitable Life Assurance
                                             Society of the United States

51503-6